Exhibit 99.1

VIRGIN AMERICA REPORTS MARCH 2016 OPERATIONAL RESULTS

San Francisco - April 11, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for March 2016. The airline’s traffic (measured in revenue passenger miles) increased 14.6 percent on capacity (measured in available seat miles) that was 15.1 percent higher from the same month in 2015.

Load factor was 83.8 percent, a decrease of 0.4 points from March 2015. The number of onboard passengers increased 14.9 percent from the same month last year.

	March				March Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	977,465	853,011	14.6%		2,615,359	2,256,695	15.9%
Available Seat Miles (000)	1,166,142	1,012,912	15.1%		3,264,702	2,818,875	15.8%
Passenger Load Factor	83.8%	84.2%	(0.4)	pts	80.1%	80.1%	(0.0)	pts
Onboard Passengers (000)	659	574	14.9%		1,766	1,523	16.0%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com